EXHIBIT 10.61
PROMISSORY NOTE

$5,000,000.00	September 14, 2004
     FOR VALUE RECEIVED, the undersigned, CITADEL CINEMAS, INC., a Nevada corporation, having an office at c/o Reading International, Inc., 189 Second Avenue, Suite 2S, New York, NY 10003 (the “Borrower”), hereby agrees to pay to the order of SUTTON HILL CAPITAL L.L.C., its successors or assigns (the “Lender”) at Lender’s office at 120 North Robertson Blvd., 3rd Floor, Los Angeles, CA 90048, or to such other address as Lender may from time-to-time designate, the sum of Five Million and 00/100 ($5,000,000.00) Dollars, on or before July 28, 2007 together with interest thereon, payable in arrears, at the rate of 8.98% per annum, such rate to be adjusted each July 28 for increase in Consumer Price Index — All Urban Consumers — Northeast, March 2000 base, as follows:
     Except as set forth below in the event of any partial prepayment of this Note, payments of accrued interest shall be due and payable commencing on October 1, 2004 and on the first day of each and every month thereafter, to and including July 1, 2007. The entire principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on July 28, 2007 (the “Due Date”).
     In the event any payment due under this Note is not paid when due, and such failure continues for five (5) days after notice to Borrower (provided that no such notice shall be required more than once in any twelve-month period) then, without limiting any of Lender’s other rights and remedies, Borrower shall pay to Lender (a) a late payment charge in an amount equal to one and one-half percent (1-1/2%) of any such payment not received by the due date, and (b) interest upon any such late payment, from the date such payment was due until the date payment is made, at a rate equal to the lesser of (a) 16% per annum or (b) the highest rate of interest then allowed by applicable law (such lesser rate is defined as the “Default Rate”). All computation of interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.
     In the event any payment due under this Note is not paid when due and such failure continues for ten (10) days after notice to Borrower, Lender may declare the principal amount of this Note and all accrued but unpaid interest thereon to be immediately payable.
     If Borrower defaults under this Note after notice and expiration of applicable grace period and Lender obtains a money judgment against Borrower with respect thereto, Lender shall have the right, on notice to Borrower, to offset against any monetary obligations owed by Lender to Borrower all or any portion of the amount of said judgment. Any such offset shall reduce Borrower’s liability under said judgment to the extent of said offset.
     Borrower has the right to pay any or all principal or interest at any time prior to the Due Date at Borrower’s sole discretion, without incurring any prepayment penalty. Borrower may elect to prepay the entire balance due by paying the entire unpaid balance of the principal and any interest then currently due at the time of prepayment, including the interest for a partial month, if applicable, prorated daily.
     Borrower’s obligations to the Lender under this Note have been guaranteed by Reading International, Inc.
     Borrower agrees to pay all reasonable costs and expenses incurred by Lender in order to enforce the obligations of Borrower hereunder including, but not limited to, reasonable attorneys’ fees and expenses, whether or not litigation is commenced.
     This Note may not be amended, and compliance with its terms may not be waived, orally or by course of dealing, but only by a writing signed by Lender and Borrower. Any extension of time granted by Lender shall not release Borrower or constitute a waiver of any payment obligation, or otherwise diminish the rights and remedies of Lender.

     No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder preclude any other or future exercise thereof or the exercise of any other right, remedy or power.
     Each and every right, remedy and power hereby granted to Lender or allowed it by law or other agreement shall be cumulative and not exclusive of any other right, remedy or power and may be exercised by Lender at any time and from time to time.
     Every provision of this Note is intended to be severable; if any term or provision of this Note shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
     The Borrower hereby waives presentment, demand, protest and notice of protest, non-payment or dishonor of this Note and any other notices unless specifically provided for herein.
     The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of New York.
     Borrower waives the right to trial by jury in any action or proceeding based upon, arising out of or in any way connected to this Note or the transaction in connection with which this Note is executed.

CITADEL CINEMAS, INC. A Nevada corporation

By:	/s/	Andrzej Matyczynski

Name:	Andrzej Matyczynski
Title:	Chief Financial Officer and Treasurer
     This note is guaranteed by Reading International, Inc.

READING INTERNATIONAL, INC.
A Nevada corporation

By:	/s/ Andrzej Matyczynski

Name:	Andrzej Matyczynski
Title:	Chief Financial Officer

2